Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Jaguar Uranium Corp. (referred as “the Company”) of our report dated September 11, 2025, relating to the consolidated financial statements of Jaguar Uranium Corp. as of December 31, 2024, and for the year ended December 31, 2024, in which our report expresses an unqualified opinion and includes explanatory paragraph relating to substantial doubt on the Company’s ability to continue as a going concern, appearing in this Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Summit Group CPAs, P.C. (formerly known as “Yu Certified Public Accountant, P.C.”)

New York, New York
January 9, 2026